EXHIBIT 10.20

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the discretionary cash bonus and cash incentive payments paid for performance in the year ended December 31, 2007, as well as the 2008 annual base salary and target percentage for a cash incentive payment for performance in 2008, of each named executive officer of ARYx Therapeutics, Inc. (the “Company”).

Name and Principal Position	2007 Bonus(1)	2007 Non-Equity Incentive Plan Compensation (2)	2008 Annual Base Salary	2008 Target Cash Incentive Payment (As % of 2008 Annual Base Salary)
Paul Goddard, Ph.D.	$40,000	$200,000	$437,850	50.0%
Chairman and Chief Executive Officer
Peter G. Milner, M.D.	—	$80,000	$322,857	30.0%
President, Research and Development
John Varian	—	$70,000	$314,773	25.0%
Chief Operating Officer and Chief Financial Officer
Pascal Druzgala, Ph.D.	—	$60,000	$262,463	25.0%
Vice President and Chief Scientific Officer
Daniel Canafax, Pharm.D.	—	$45,000	$263,288	25.0%
Vice President and Chief Development Officer
David Nagler	—	$55,000	$249,223	25.0%
Vice President, Corporate Affairs and Secretary

(1)  Represents a discretionary cash bonus paid by the Company for performance in 2007.

(2)  Represents cash incentive payments based on the achievement of performance goals or milestones established by the Compensation Committee of the Board of Directors of the Company in February 2007.